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wpdoc2\nsar\1996\003-77c.doc                   12/9/96
NAME OF REGISTRANT:
Franklin Principal Maturity Trust
File No. 811-5699


EXHIBIT ITEM No. 77C:
Submission of matters to a vote of security holders.

At the annual meeting of shareholders of the registrant held on July 9, 1996, the following items were voted upon:


(1)  Election of Trustees.

                         FOR                   WITHHOLD
                                               AUTHORITY
Frank H. Abbott, III     15,769,684.599        549,947.306
Harris J. Ashton         15,814,277.547        505,354.358
S. Joseph Fortunato      15,808,861.988        510,769.917

David W. Garbellano      15,771,203.048        548,428.857
Edward B. Jamieson       15,807,291.547        512,340.358
Charles B. Johnson       15,822,632.269        469,999.636
Rupert H. Johnson, Jr.   15,820,255.269        499,376.636
Frank W. T. LaHaye       15,791,900.547        527,731.358
Gordon S. Macklin        15,791,871.547        527,760.358


(2)  To ratify the selection of Coopers & Lybrand L.L.P.,
Certified Public Accountants, as the independent auditors for the Fund for the fiscal year ending November 30, 1996.

VOTE FOR                         VOTE AGAINST
15,976,244.55                    125,539.183


(3) A shareholder proposal that the Board of Trustees liquidate the Fund in an orderly manner and distribute assets to the shareholders of the Fund no later than August 1, 1996.

VOTE FOR                         VOTE AGAINST
4,243,416.966                    5,995,581.023